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                                                                Exhibit 10-c-2


                              NORDSON CORPORATION

                                  AMENDMENT TO
                        1979 EMPLOYEES STOCK OPTION PLAN
                                 PROVIDING FOR
                      ACCELERATION UPON CHANGE IN CONTROL


                    Section 7(b) of the 1979 Employees Stock Option Plan shall be amended to read as follows:

                    (b) Notwithstanding any exercise date determined by the Committee or by the Board of Directors under Subsection (a), all outstanding options shall become exercisable upon the occurrence of any of the following:

                    (i) Any Person (other than Nordson, any of its subsidiaries, any employee benefit plan or employee stock ownership plan of Nordson or of any of its subsidiaries, or any Person organized, appointed, or established by Nordson or any of its subsidiaries for or pursuant to the terms of any such plan), alone or together with any of its Affiliates or Associates, becomes the Beneficial Owner of 20% or more of the Common Shares then outstanding, any such Person is declared to be an Adverse Person by the Board of Directors, or any such Person commences or publicly announces an intent to commence a tender offer or exchange offer the consummation of which would result in the Person becoming the Beneficial Owner of 20% or more of the Common Shares then outstanding (PROVIDED, HOWEVER, that, for purposes of determining whether Eric T. Nord or Evan W. Nord, together with each of their Affiliates or Associates, is the Beneficial Owner of 20% or more of the Common Shares then outstanding, the Common Shares then held by the Walter G. Nord Trust and by the Nordson Foundation shall be excluded and, for purposes of determining whether the Walter G. Nord Trust or the Nordson Foundation, together with each of their Affiliates and Associates, is the Beneficial Owner of 20% or more of the Common Shares then held by Eric T. Nord and by Evan W. Nord shall be excluded). For purposes of

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                             this clause (i), the terms "Adverse Person,"
                             "Affiliates," "Associates," "Beneficial
                             Ownership," and "Person" shall have the meanings given to them in the rights Agreement, dated as of August 26, 1988, between Nordson and AmeriTrust Company National Association, as Rights Agent, as amended from time to time.

                    (ii) At any time during a period of 24 consecutive months, individuals who were directors of Nordson at the beginning of the period no longer constitute a majority of Nordson's directors, unless the election, or the nomination for election by Nordson's shareholders, of each director who was not a director at the beginning of the period is approved by at least a majority of the directors who are in office at the time of the election or nomination and were directors at the beginning of the period.

                    (iii) A record date is established for determining shareholders entitled to vote upon (a) a merger or consolidation of Nordson with another corporation in which Nordson is not the surviving or continuing corporation or in which all or part of the outstanding Common Shares are to be converted into or exchanged for cash, securities, or other property, (b) a sale or other disposition of all or substantially all of the assets of Nordson, or
                             (c) the liquidation and dissolution of Nordson.

                    (iv) Any person who proposes to make a "control share acquisition" of Nordson, within the meaning of
                             Section 1701.01(Z)(1) of the Ohio General
                             Corporation Law, submits or is required to submit an acquiring person statement of Nordson.
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                              NORDSON CORPORATION



                                  AMENDMENT TO
                        1979 EMPLOYEES STOCK OPTION PLAN
                                 PROVIDING FOR
                            WITHHOLDING TAX ELECTION

   The heading of Section 10 of the 1979 Employees Stock Option Plan shall be changed to "Exercise of Options; Payment for Shares; Withholding Tax Election" and the text of Section 10 shall be amended to read as follows:

              (a) Options shall be exercised by delivery of written notice of exercise to Nordson accompanied by payment of the option price. Common Shares subject to an option shall be issued or, in the case of treasury shares, sold only upon exercise of the option in whole or in part and upon full payment of the option price. Payment of the option price shall be made in cash, by delivery of Common Shares, or partly in cash and partly by delivery of Common Shares. Any Common Shares so delivered shall be valued at the closing price of the Common Shares as reported by the NASDAQ National Market System for the last date on which trades were reported prior to the date on which the option is exercised.

              (b) The Committee may, in its discretion and subject to such rules as the Committee may adopt, permit an optionee to satisfy, in whole or in part, any withholding tax that may arise in connection with the exercise of an option by delivering Common Shares to Nordson, or by having Nordson retain a portion of the Common Shares subject to the option, with a fair market value equal to the amount of the withholding tax. The fair market value of the Common Shares to be delivered or retained shall be the closing price of the Common Shares as reported by the NASDAQ National Market System for the last date on which trades were reported prior to the date on which the amount of the withholding tax is determined.